CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Advisors Series Trust and to the use of our report dated November 22, 2010 on the financial statements and financial highlights of Chase Growth Fund and Chase Mid-Cap Growth Fund, each a series of Advisor Series Trust.   Such financial statements and financial highlights appear in the 2010 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
January 28, 2011